Exhibit 4.6

TERMS AND CONDITIONS FOR
KLARNA HOLDING AB
SEK 500,000,000
FLOATING RATE TIER 2 NOTES
ISIN: SE0020182236
Issue date: 16 May 2023

SELLING RESTRICTION
No action is being taken that would or is intended to permit a public offering of the Notes or the possession, circulation or distribution of this document or any other material relating to the Issuer or the Notes in any jurisdiction other than Sweden, where action for that purpose is required. Persons into whose possession this document comes are required by the Issuer to inform themselves about, and to observe, any applicable restrictions.
PRIVACY NOTICE
The Issuer, the Issuing Agent and the Agent may collect and process personal data relating to the Noteholders, the Noteholders’ representatives or agents, and other persons nominated to act on behalf of the Noteholders pursuant to the Finance Documents (name, contact details and, when relevant, holding of Notes). The personal data relating to the Noteholders is primarily collected from the registry kept by the CSD. The personal data relating to other persons is primarily collected directly from such persons.
The personal data collected will be processed by the Issuer, the Issuing Agent and the Agent for the following purposes:
(a)to exercise their respective rights and fulfil their respective obligations under the Finance Documents:
(b)to manage the administration of the Notes and payments under the Notes;
(c)to enable the Noteholders’ to exercise their rights under the Finance Documents, and
(d)to comply with their obligations under applicable laws and regulations.
The processing of personal data by the Issuer, the Issuing Agent and the Agent in relation to items (a)-(c) is based on their legitimate interest to exercise their respective rights and to fulfil their respective obligations under the Finance Documents. In relation to item (d), the processing is based on the fact that such processing is necessary for compliance with a legal obligation incumbent on the Issuer or Agent. Unless otherwise required or permitted by law, the personal data collected will not be kept longer than necessary given the purpose of the processing. Personal data collected may be shared with third parties, such as the CSD, when necessary to fulfil the purpose for which such data is processed.
Subject to any legal preconditions, the applicability of which have to be assessed in each individual case, data subjects have the rights as follows. Data subjects have right to get access to their personal data and may request the same in writing at the address of the Issuer, the Issuing Agent and the Agent, respectively. In addition, data subjects have the right to (i) request that personal data is rectified or erased, (ii) object to specific processing, (iii) request that the processing be restricted, and (iv) receive personal data provided by themselves in machine-readable format. Data subjects are also entitled to lodge complaints with the relevant supervisory authority if dissatisfied with the processing carried out.
The Issuer’s, the Issuing Agent’s and the Agent’s addresses, and the contact details for their respective Data Protection Officers (if applicable), are found on their websites https://www.klarna.com, https://www.nordea.com and https://www.intertrustgroup.com.

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION	1

2.	THE NOTES	7

3.	STATUS OF THE NOTES	8

4.	USE OF PROCEEDS	9

5.	CONDITIONS FOR DISBURSEMENT	9

6.	NOTES IN BOOK-ENTRY FORM	9

7.	RIGHT TO ACT ON BEHALF OF A NOTEHOLDER	10

8.	ADMISSION TO TRADING	10

9.	PAYMENTS IN RESPECT OF THE NOTES	11

10.	INTEREST	11

11.	REDEMPTION AND REPURCHASE OF THE NOTES	12

12.	INFORMATION TO NOTEHOLDERS	13

13.	BANKRUPTCY OR LIQUIDATION	14

14.	DISTRIBUTION OF PROCEEDS	15

15.	DECISIONS BY NOTEHOLDERS	16

16.	AMENDMENTS AND WAIVERS	21

17.	REPLACEMENT OF BASE RATE	22

18.	THE AGENT	25

19.	THE ISSUING AGENT	29

20.	THE CSD	29

21.	NO DIRECT ACTIONS BY NOTEHOLDERS	30

22.	TIME-BAR	30

23.	NOTICES	30

24.	FORCE MAJEURE	31

25.	GOVERNING LAW AND JURISDICTION	32

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1.DEFINITIONS AND CONSTRUCTION
1.1.Definitions
In these terms and conditions (the “Terms and Conditions”):
“Account Operator” means a bank or other party duly authorised to operate as an account operator pursuant to the Financial Instruments Accounts Act and through which a Noteholder has opened a Securities Account in respect of its Notes.
“Accounting Principles” means the international financial reporting standards (IFRS) within the meaning of Regulation 1606/2002/EC (or as otherwise adopted or amended from time to time/as in force on the Issue Date) as applied by the Issuer in preparing its annual consolidated financial statements.
“Additional Tier 1 Capital” means, at any time, the sum, expressed in Swedish Kronor, of all amounts that constitute additional tier 1 capital (primarkapitaltillskott) as defined in the Applicable Capital Regulations.
“Adjusted Total Nominal Amount” means the Total Nominal Amount less the aggregate Nominal Amount of all Notes owned by a Group Company or an Affiliate, irrespective of whether such person is directly registered as owner of such Notes.
“Affiliate” means:
(a)an entity controlling or under common control with the Issuer, other than a Group Company; and
(b)any other person or entity owning any Notes (irrespective of whether such person is directly registered as owner of such Notes) that has undertaken towards a Group Company or an entity referred to in paragraph (a) above to vote for such Notes in accordance with the instructions given by a Group Company or an entity referred to in paragraph (a) above.
For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by agreement or otherwise.
“Agency Agreement” means the agency agreement entered into before the Issue Date, between the Issuer and the Agent, or any replacement agency agreement entered into after the Issue Date between the Issuer and an agent.
“Agent” means Intertrust (Sweden) AB, Swedish Reg. No. 556625-5476, or such other party replacing it, as Agent, in accordance with these Terms and Conditions.
“Applicable Capital Regulations” means at any time the laws, regulations, requirements, guidelines and policies relating to capital adequacy applicable to the Issuer or the Consolidated Situation, as the case may be, including, without limitation to the generality of the foregoing, CRD IV and any other laws, regulations, requirements, guidelines and policies relating to capital adequacy as then applied in Sweden by the Swedish FSA and/or any successor (whether or not such requirements, guidelines or policies have the force of law and whether or not they are applied generally or specifically to the Issuer or the Consolidated Situation).

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“Base Rate” means three (3) month STIBOR or any reference rate replacing STIBOR in accordance with Clause 17 (Replacement of Base Rate).
“Base Rate Administrator” means Swedish Financial Benchmark Facility AB (SFBF) or any person replacing it as administrator of the Base Rate.
“Business Day” means a day in Sweden other than a Sunday or other public holiday. Saturdays, Midsummer Eve (midsommarafton), Christmas Eve (julafton) and New Year’s Eve (nyarsafton) shall for the purpose of this definition be deemed to be public holidays.
“Business Day Convention” means the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day.
“Capital Event” means, at any time on or after the Issue Date, a change (which has occurred or which the Swedish FSA considers to be sufficiently certain) in the regulatory classification of the Notes that results, or would be likely to result, in the exclusion, wholly or partially, of the Notes from the Tier 2 Capital of the Issuer and/or the Consolidated Situation or the reclassification, wholly or partially, of the Notes as a lower quality form of regulatory capital, provided that the Issuer demonstrates to the satisfaction of the Swedish FSA that such change was not reasonably foreseeable at the Issue Date (and provided that such exclusion or reclassification is not a result of any applicable limitation on the amount of such Tier 2 Capital contained in the Applicable Capital Regulations).
“CET1 Capital” means, at any time, the sum, expressed in Swedish Kronor, of all amounts that constitute common equity tier 1 capital of the Issuer or the Consolidated Situation as calculated by the Issuer in accordance with the Applicable Capital Regulations.
“Consolidated Situation” means the Issuer, Klarna Bank and any other entity which is part of the Swedish prudential consolidated situation (as such term is used in the Applicable Capital Regulations) of the Issuer, from time to time.
“CRD IV” means the legislative package consisting of the CRD IV Directive, the CRR and any CRD IV Implementing Measures.
“CRD IV Directive” means Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms of the European Parliament and of the Council of 26 June 2013, as the same may be amended or replaced from time to time.
“CRD IV Implementing Measures” means any regulatory capital rules, regulations or other requirements implementing (or promulgated in the context of) the CRD IV Directive or the CRR which may from time to time be introduced, including, but not limited to, delegated or implementing acts or regulations (including technical standards) adopted by the European Commission, national laws and regulations, adopted by the Swedish FSA and guidelines issued by the Swedish FSA, the European Banking Authority or any other relevant authority, which are applicable to the Issuer, the Consolidated Situation or the Group, as applicable.
“CRR” means Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms of the European Parliament and of the Council of 26 June 2013, as the same may be amended or replaced from time to time.

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“CSD” means the Issuer’s central securities depository and registrar in respect of the Notes, Euroclear Sweden AB, Swedish Reg. No. 556112-8074, P.O. Box 191, 101 23 Stockholm, Sweden, or any other party replacing it, as CSD, in accordance with these Terms and Conditions.
“CSD Regulations” means the CSD’s rules and regulations applicable to the Issuer, the Agent and the Notes from time to time.
“Debt Register” means the debt register (skuldbok) kept by the CSD in respect of the Notes in which a Noteholder is registered.
“Final Redemption Date” means the Interest Payment Date falling ten (10) years after the Issue Date (being 16 August 2033).
“Finance Documents” means these Terms and Conditions, and any other document designated by the Issuer and the Agent as a Finance Document.
“Financial Instruments Accounts Act” means the Swedish Central Securities Depositories and Financial Instruments Accounts Act (lag (1998:1479) om vardepapperscentraler och kontoforing avfinansiella instrument).
“First Call Date” means the Interest Payment Date falling on or immediately after the fifth (5) anniversary of the Issue Date (being 16 May 2028).
“Force Majeure Event” has the meaning set forth in Clause 24.1.
“Group” means the Issuer and its Subsidiaries from time to time (each a “Group Company”).
“Initial Call Period” means the period commencing on (and including) the First Call Date and ending on (and including) the Interest Payment Date falling on or immediately after three (3) months of the First Call Date.
“Interest” means the interest on the Notes calculated in accordance with Clause 10.1 (Interest).
“Interest Payment Date” means 16 February, 16 May, 16 August and 16 November of each year or, to the extent such day is not a Business Day, the Business Day following from an application of the Business Day Convention. The first Interest Payment Date for the Notes shall be 16 August 2023 and the last Interest Payment Date shall be the relevant Redemption Date.
“Interest Period” means:
(a)in respect of the first Interest Period, the period from (but excluding) the Issue Date to (and including) the first Interest Payment Date; and
(b)in respect of subsequent Interest Periods, the period from (but excluding) an Interest Payment Date to (and including) the next succeeding Interest Payment Date (or a shorter period if relevant).
“Interest Rate” means the Base Rate plus 7.50 per cent. per annum as adjusted by any application of Clause 17 (Replacement of Base Rate).

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“Issue Date” means 16 May 2023.
“Issuer” means Klarna Holding AB, a public limited liability company (aktiebolag) incorporated under the laws of Sweden with Swedish Reg. No. 556676-2356 and LEI code 984500CCFABF562J8533.
“Issuing Agent” means Nordea Bank Abp, filial i Sverige, or such other party replacing it, as Issuing Agent, in accordance with these Terms and Conditions and the CSD Regulations.
“Klarna Bank” means Klarna Bank AB (publ), a public limited liability banking company (bankaktiebolag) incorporated under the laws of Sweden with Swedish Reg. No. 556737-0431.
“Merger” has the meaning set forth in Clause 1.2.5.
“Nominal Amount” has the meaning set forth in Clause 2.3.
“Note” means a debt instrument (skuldforbindelse) for the Nominal Amount and of the type set forth in Chapter 1 Section 3 of the Financial Instruments Accounts Act and which is governed by and issued under these Terms and Conditions.
“Noteholder” means the person who is registered on a Securities Account as direct registered owner (agare) or nominee (forvaltare) with respect to a Note.
“Noteholders’ Committee” means a committee of natural persons appointed by the Noteholders to represent their interests in relation to the Notes by a decision in accordance with Clause 15.4.3.
“Noteholders’ Meeting” means a meeting among the Noteholders held in accordance with Clause 15.1 (Request for a decision), Clause 15.2 (Convening of Noteholders’ Meeting) and Clause 15.4 (Majority, quorum and other provisions).
“Qualifying Securities” means securities issued directly by the Issuer following a substitution or variation of the Notes in accordance with Clause 11.5(b) that have terms not materially less favourable to investors, certified by the Issuer acting reasonably (having consulted with an independent investment bank or independent financial adviser of international standing), than the terms of the Notes (immediately prior to the relevant substitution or variation), provided that they:
(a)shall include a ranking at least equal to that of the Notes;
(b)shall have at least the same Interest Rate and the same Interest Payment Dates as those applying to the Notes;
(c)shall have the same redemption rights as the Notes;
(d)shall preserve any existing rights under the Notes to any accrued interest which has not been paid;
(e)are assigned (or maintain) the same or higher credit ratings as were assigned to the Notes (if any) immediately prior to the relevant substitution or variation of the Notes; and

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(f)shall comply with the requirements for Tier 2 Capital contained in the Applicable Capital Regulations.
If the Notes were admitted to trading on a Regulated Market immediately prior to the relevant substitution or variation, the Issuer shall use reasonable efforts to ensure that the relevant Qualifying Securities are admitted to trading on a Regulated Market within sixty (60) days from their issuance.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.
“Record Date” means the fifth (5) Business Day prior to:
(a)an Interest Payment Date;
(b)a Redemption Date;
(c)a date on which a payment to the Noteholders is to be made under Clause 14 (Distribution of proceeds);
(d)a date of a Noteholders’ Meeting; or
(e)another relevant date,
or in each case such other Business Day falling prior to a relevant date if generally applicable on the Swedish bond market.
“Redemption Date” means the date on which the relevant Notes are to be redeemed or repurchased in accordance with Clause 11 (Redemption and repurchase of the Notes).
“Regulated Market” means Nasdaq Stockholm or any other regulated market (as defined in Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Directive 2002/92/EC and Directive 2011/61/EU).
“Securities Account” means the account for dematerialised securities (avstamningsregister) maintained by the CSD pursuant to the Financial Instruments Accounts Act in which:
(a)an owner of such security is directly registered; or
(b)an owner’s holding of securities is registered in the name of a nominee.
“STIBOR” means:
(a)the Stockholm interbank offered rate (STIBOR) administered by the Base Rate Administrator for Swedish Kronor and for a period equal to the relevant Interest Period, as displayed on page STIBOR= of the Refinitiv screen (or through such other system or on such other page as replaces the said system or page) as of or around 11.00 a.m. on the Quotation Day;
(b)if no rate as described in paragraph (a) above is available for the relevant Interest Period, the rate determined by the Issuing Agent by linear interpolation between the two closest rates for STIBOR fixing, as displayed on page STIBOR= of the

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Refinitiv screen (or any replacement thereof) as of or around 11.00 a.m. on the Quotation Day for Swedish Kronor;
(c)if no rate as described in paragraph (a) or (b) above is available for the relevant Interest Period, the arithmetic mean of the Stockholm interbank offered rates (rounded upwards to four decimal places) as supplied to the Issuing Agent at its request quoted by leading banks in the Stockholm interbank market reasonably selected by the Issuing Agent for deposits of SEK 100,000,000 for the relevant period; or
(d)if no rate as described in paragraph (a) or (b) above is available for the relevant Interest Period and no quotation is available pursuant to paragraph (c) above, the interest rate which according to the reasonable assessment of the Issuing Agent best reflects the interest rate for deposits in Swedish Kronor offered in the Stockholm interbank market for the relevant period.
“Subsidiary” means, in relation to any person, any Swedish or foreign legal entity (whether incorporated or not), which at the time is a subsidiary (dotterforetag) to such person, directly or indirectly, as defined in the Swedish Companies Act (aktiebolagslag (2005:551)).
“Swedish FSA” means the Swedish Financial Supervisory Authority (Finansinspektionen) or such other governmental authority in Sweden (or, if the Issuer becomes subject to primary bank supervision in a jurisdiction other than Sweden, in such other jurisdiction) having primary bank supervisory authority with respect to the Issuer.
“Swedish Kronor” and “SEK” means the lawful currency of Sweden.
“Tax Event” means, as a result of any change in, or amendment to, the laws or regulations of Sweden, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the Issue Date, such that the Issuer is, or becomes, subject to a significant amount of additional taxes, duties or other governmental charges or civil liabilities with respect to the Notes, provided that the Issuer satisfies the Swedish FSA that such change in tax treatment of the Notes is material and was not reasonably foreseeable as at the Issue Date.
“Tier 2 Capital” means tier 2 capital (supplementarkapital) as defined in Chapter 4 of Title I of Part Two of the CRR and/or any other Applicable Capital Regulations.
“Total Nominal Amount” means the total aggregate Nominal Amount of the Notes outstanding at the relevant time.
“Written Procedure” means the written or electronic procedure for decision making among the Noteholders in accordance with Clause 15.1 (Request for a decision), Clause 15.3 (Instigation of Written Procedure) and Clause 15.4 (Majority, quorum and other provisions).
1.2.Construction
1.2.1Unless a contrary indication appears, any reference in these Terms and Conditions to:
(a)any agreement or instrument is a reference to that agreement or instrument as supplemented, amended, novated, extended, restated or replaced from time to time;

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(b)a “regulation” includes any law, regulation, rule or official directive (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency or department;
(c)a provision of regulation is a reference to that provision as amended or re-enacted; and
(d)a time of day is a reference to Stockholm time.
1.2.2When ascertaining whether a limit or threshold specified in Swedish Kronor has been attained or broken, an amount in another currency shall be counted on the basis of the rate of exchange for such currency against Swedish Kronor for the previous Business Day, as published by the Swedish Central Bank (Riksbanken) on its website (www.riksbank.se). If no such rate is available, the most recently published rate shall be used instead.
1.2.3No delay or omission of the Agent or of any Noteholder to exercise any right or remedy under the Finance Documents shall impair or operate as a waiver of any such right or remedy.
1.2.4The selling restrictions, the privacy notice and any other information contained in this document before the table of contents section do not form part of these Terms and Conditions and may be updated without the consent of the Noteholders and the Agent (save for the privacy statement insofar it relates to the Agent).
1.2.5Nothing in these Terms and Conditions shall restrict, prohibit or hinder (whether actual, deemed or implicit) a merger between the Issuer and Klarna Bank, with Klarna Bank as the surviving entity (a “Merger”). The Issuer reserves the right to consummate a Merger at any time without seeking the approval of the Noteholders and/or the Agent. Following a Merger, all references to the Issuer shall be construed as references to Klarna Bank.
2.THE NOTES
2.1.The Notes are denominated in Swedish Kronor and each Note is constituted by these Terms and Conditions. The Issuer undertakes to make payments in relation to the Notes and to comply with these Terms and Conditions, subject to and in accordance with these Terms and Conditions.
2.2.By subscribing for Notes, each initial Noteholder agrees that the Notes shall benefit from and be subject to the Finance Documents and by acquiring Notes, each subsequent Noteholder confirms such agreement.
2.3.The initial nominal amount of each Note is SEK 2,000,000 (the “Nominal Amount”). The Total Nominal Amount of the Notes is SEK 500,000,000.
2.4.Each Note is issued on a fully paid basis at an issue price of 100.00 per cent. of the Nominal Amount.
2.5.The ISIN for the Notes is SE0020182236.
2.6.The Notes are freely transferable but the Noteholders may be subject to purchase or transfer restrictions with regard to the Notes, as applicable, under local regulation to which a Noteholder may be subject. Each Noteholder must ensure compliance with such restrictions at its own cost and expense.

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3.STATUS OF THE NOTES
3.1.The Notes on issue are intended to constitute Tier 2 Capital of the Issuer and the Consolidated Situation. The Notes will constitute direct, unsecured and subordinated debt liabilities of the Issuer, and the Notes, and all payments in respect of, or arising from (including any damages awarded for breach of any obligations under) the Notes, shall at all times rank in each case as regards the right to receive periodic payments on a liquidation or bankruptcy of the Issuer and the right to receive repayment of capital on a liquidation or bankruptcy of the Issuer:
(a)junior to:
(i)depositors of the Issuer and any other unsubordinated creditors of the Issuer; and
(ii)any subordinated creditors of the Issuer whose rights are expressed to rank in priority to the Noteholders by statute or regulation;
(b)pari passu with:
(i)all Notes without any preference among themselves;
(ii)any liabilities or capital instruments of the Issuer which constitute Tier 2 Capital; and
(iii)any other liabilities or capital instruments of the Issuer that rank, or are expressed to rank, equally with the Notes; and
(c)senior to:
(i)any liabilities or capital instruments of the Issuer which constitute CET1 Capital or Additional Tier 1 Capital;
(ii)the claims of holders of all classes of the Issuer’s shares in their capacity as such holders and any other liabilities or capital instruments of the Issuer that rank, or are expressed to rank, junior to the Notes.
3.2.A Noteholder or the Agent may only declare the Notes (and any accrued interest) due and payable in the event of the liquidation (likvidation) or bankruptcy (konkurs) of the Issuer as set out in Clause 13 (Bankruptcy or liquidation).
3.3.No Noteholder who is indebted to the Issuer shall be entitled to exercise any right of set-off or counterclaim against moneys owed by the Issuer in respect of Notes held by such Noteholder. Notwithstanding the preceding sentence, if any of the amounts owing to any Noteholder by the Issuer in respect of, or arising under or in connection with the Notes is discharged by set-off, such Noteholder shall, subject to applicable regulations, immediately pay an amount equal to the amount of such discharge to the Issuer (or, in the event of its liquidation or bankruptcy, the liquidator or, as appropriate, other insolvency practitioner appointed to the Issuer) and, until such time as payment is made, shall hold an amount equal to such amount as escrow funds (redovisningsmedel) on a separate account on behalf of the Issuer (or the liquidator or, as appropriate, other insolvency practitioner appointed to the Issuer (as the case may be)) and accordingly any such discharge shall be deemed not to have taken place.

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3.4.The Issuer reserves the right to issue further Tier 2 Capital and other subordinated notes and obligations in the future, which may rank pari passu with the Notes, as well as any capital instruments which may rank junior to the Notes, and any other capital instruments or obligations which may rank senior to the Notes.
4.USE OF PROCEEDS
The Issuer shall use the proceeds from the issue of the Notes for general corporate purposes of the Group.
5.CONDITIONS FOR DISBURSEMENT
5.1.Prior to the issuance of the Notes, the Issuer shall provide the following to the Agent:
(a)the Terms and Conditions and the Agency Agreement duly executed by the parties thereto;
(b)an extract of the resolution from the board of directors of the Issuer approving the issue of the Notes, the terms of the Finance Documents and the Agency Agreement, and resolving to enter into such documents and any other documents (if any) necessary in connection therewith;
(c)the articles of association and an up-to date certificate of registration of the Issuer; and
(d)evidence that the person(s) who has/have signed the Finance Documents, the Agency Agreement and any other documents in connection therewith on behalf of parties thereto is/are duly authorised to do so.
5.2.The Agent shall confirm to the Issuing Agent when it is satisfied that the conditions in Clause 5.1 have been fulfilled (or amended or waived in accordance with Clause 16 (Amendments and waivers)). The Agent may for this purpose assume that the documentation delivered to it pursuant to Clause 5.1 is accurate, correct and complete unless it has actual knowledge that this is not the case, and the Agent does not have to verify the contents of any such documentation.
5.3.Following receipt by the Issuing Agent of the confirmation in accordance with Clause 5.2, the Issuing Agent shall settle the issuance of the Notes and pay the proceeds from the issuance of the Notes to the Issuer on the Issue Date.
6.NOTES IN BOOK-ENTRY FORM
6.1.The Notes will be registered for the Noteholders on their respective Securities Accounts and no physical notes will be issued. Accordingly, the Notes will be registered in accordance with the Financial Instruments Accounts Act. Registration requests relating to the Notes shall be directed to an Account Operator. The Debt Register shall constitute conclusive evidence of the persons who are Noteholders and their holdings of Notes.
6.2.Those who according to assignment, security, the provisions of the Swedish Children and Parents Code (foraldrabalk (1949:381)), conditions of will or deed of gift or otherwise have acquired a right to receive payments in respect of a Note shall register their entitlements to receive payment in accordance with the Financial Instruments Accounts Act.

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6.3.The Issuer and the Agent shall at all times be entitled to obtain information from the Debt Register. At the request of the Agent, the Issuer shall promptly obtain such information and provide it to the Agent. For the purpose of carrying out any administrative procedure that arises out of the Finance Documents, the Issuing Agent shall be entitled to obtain information from the Debt Register.
6.4.The Issuer shall issue any necessary power of attorney to such persons employed by the Agent, as notified by the Agent, in order for such individuals to independently obtain information directly from the Debt Register. The Issuer may not revoke any such power of attorney unless directed by the Agent or unless consent thereto is given by the Noteholders.
6.5.The Issuer and the Agent may use the information referred to in Clause 6.3 only for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and the Agency Agreement and shall not disclose such information to any Noteholder or third party unless necessary for such purposes.
7.RIGHT TO ACT ON BEHALF OF A NOTEHOLDER
7.1.If any person other than a Noteholder (including the owner of a Note, if such person is not the Noteholder) wishes to exercise any rights under the Finance Documents, it must obtain a power of attorney or other authorisation from the Noteholder or a successive, coherent chain of powers of attorney or authorisations starting with the Noteholder and authorising such person.
7.2.A Noteholder may issue one or several powers of attorney or other authorisations to third parties to represent it in relation to all or some of the Notes held by it, respectively. Any such representative may act independently under the Finance Documents in relation to the Notes for which such representative is entitled to represent the Noteholder and may further delegate its right to represent the Noteholder.
7.3.The Agent shall only have to examine the face of a power of attorney or other authorisation that has been provided to it pursuant to Clause 7.2 and may assume that such document has been duly authorised, is valid, has not been revoked or superseded and that it is in full force and effect, unless otherwise is apparent from its face or the Agent has actual knowledge to the contrary.
7.4.These Terms and Conditions shall not affect the relationship between a Noteholder who is the nominee (forvaltare) with respect to a Note and the owner of such Note, and it is the responsibility of such nominee to observe and comply with any restrictions that may apply to it in this capacity.
8.ADMISSION TO TRADING
8.1.Subject to Clause 8.3, the Issuer:
(a)intends to have the Notes admitted to trading on Nasdaq Stockholm within thirty (30) days from the Issue Date, and
(b)shall use reasonable efforts to ensure that the Notes are admitted to trading on Nasdaq Stockholm within sixty (60) days from the Issue Date, or, if such admission to trading is not possible to obtain, admitted to trading on another Regulated Market.

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8.2.Subject to Clause 8.3 the Issuer shall, following the admission to trading, use reasonable efforts to maintain the admission to trading as long as any Notes are outstanding, however not longer than up to and including the last day of which the admission to trading can reasonably, pursuant to the applicable regulations of the Regulated Market and the CSD Regulations, subsist.
8.3.For the avoidance of doubt, neither a Noteholder nor the Agent has the right to accelerate the Notes or otherwise request a prepayment or redemption of the Notes if a failure to admit the Notes to trading or maintain admission to trading of the Notes in accordance with Clause 8.1 or 8.2 occurs.
9.PAYMENTS IN RESPECT OF THE NOTES
9.1.Any payment or repayment under the Finance Documents, or any amount due in respect of a repurchase of any Notes, shall be made to such person who is registered as a Noteholder on the Record Date prior to an Interest Payment Date or other relevant payment date, or to such other person who is registered with the CSD on such Record Date as being entitled to receive the relevant payment, repayment or repurchase amount.
9.2.Provided that a Noteholder has registered an income account (avkastningskonto) for the relevant Securities Account on the applicable Record Date, the CSD shall procure that principal, interest and other payments under the Notes are deposited to such income account on the relevant payment date. If an income account has not been registered on the Record Date for the payment, no payment will be effected by the CSD to such Noteholder. The outstanding amount will instead be held by the Issuer until the person that was registered as a Noteholder on the relevant Record Date has made a valid request for such amount. Should the CSD, due to a delay on behalf of the Issuer or some other obstacle, not be able to effect payments as aforesaid, the Issuer shall procure that such amounts are paid to the persons who are registered as Noteholders as soon as possible after such obstacle has been removed.
9.3.If, due to any obstacle for the CSD, the Issuer cannot make a payment or repayment, such payment or repayment may be postponed until the obstacle has been removed. For the avoidance of doubt, such postponement shall in no event constitute an event of default.
9.4.If payment or repayment is made in accordance with this Clause 9 (Payments in respect of the Notes), the Issuer and the CSD shall be deemed to have fulfilled their obligation to pay, irrespective of whether such payment was made to a person not entitled to receive such amount.
9.5.The Issuer is not liable to gross-up any payments under the Finance Documents by virtue of any withholding tax (including but not limited to any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, or any official interpretations thereof, or any law implementing an intergovernmental approach thereto), public levy or the similar.
10.INTEREST
10.1.Each Note carries Interest at the Interest Rate applied to the Nominal Amount from (but excluding) the Issue Date up to (and including) the relevant Redemption Date.

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10.2.Interest accrues during an Interest Period. Payment of Interest in respect of the Notes shall be made quarterly in arrears to the Noteholders on each Interest Payment Date for the preceding Interest Period.
10.3.Interest shall be calculated on the basis of the actual number of days in the Interest Period in respect of which payment is being made divided by 360 (actual/360-days basis).
10.4.If the Issuer fails to pay any amount payable by it under the Finance Documents on its due date, default interest shall accrue on the overdue amount from (but excluding) the due date up to (and including) the date of actual payment at a rate which is 200 basis points higher than the Interest Rate. The default interest shall not be capitalised but be payable to each person who was a Noteholder on the Record Date for the original due date. No default interest shall accrue where the failure to pay was solely attributable to the Agent or the CSD, in which case the Interest Rate shall apply instead.
11.REDEMPTION AND REPURCHASE OF THE NOTES
11.1.Permission from the Swedish FSA
The Issuer, or any other company forming part of the Consolidated Situation, may not redeem, purchase, substitute or vary as contemplated by this Clause 11 (Redemption and repurchase of the Notes) (except for Clause 11.2 (Redemption at Maturity)), any Notes without the prior written permission of the Swedish FSA (if and to the extent then required under the Applicable Capital Regulations) and in accordance with the Applicable Capital Regulations (including any pre-conditions set out therein). Any refusal by the Swedish FSA to give its permission shall not constitute an event of default for any purpose.
11.2.Redemption at maturity
The Issuer shall redeem all, but not some only, of the outstanding Notes in full on the Final Redemption Date. If the Final Redemption Date is not a Business Day, then the redemption shall occur on the following Business Day.
11.3.Early redemption at the option of the Issuer
Subject to Clause 11.1 (Permission from the Swedish FSA) and giving notice in accordance with Clause 11.7 (Notice of early redemption, substitution or variation), the Issuer may redeem all (but not some only) outstanding Notes at:
(a)the First Call Date;
(b)any Business Day falling within the Initial Call Period; or
(c)any Interest Payment Date falling after the Initial Call Period.
11.4.Purchase of Notes by the Issuer and related companies
Subject to applicable regulations and to Clause 11.1 (Permission from the Swedish FSA), the Issuer or any other Group Company, or other company forming part of the Consolidated Situation, may at any time on or following the First Call Date purchase Notes on the market or in any other way and at any price. Notes held by such company may at its discretion be retained, sold or cancelled, provided that such action has been approved by the Swedish FSA (if and to the extent then required by the Applicable Capital Regulation).

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11.5.Early redemption, substitution or variation upon the occurrence of a Capital Event or Tax Event
If a Capital Event or Tax Event occurs, the Issuer may, at its option, but subject to Clause 11.1 (Permission from the Swedish FSA) and giving notice in accordance with Clause 11.7 (Notice of early redemption, substitution or variation):
(a)redeem all (but not some only) outstanding Notes on any Interest Payment Date; or
(b)substitute or vary the terms of all (but not some only) of the outstanding Notes without any requirement for the consent or approval of the Noteholders, so that they become or remain, as applicable, Qualifying Securities, provided that such substitution or variation does not itself give rise to any right of the Issuer to redeem, substitute or vary the terms of the Notes in accordance with this Clause 11.5 (Early redemption, substitution or variation upon the occurrence of a Capital Event or Tax Event) in relation to the Qualifying Securities so substituted or varied.
11.6.Early redemption amount
The Notes shall be redeemed at a price per Note equal to the Nominal Amount together with accrued but unpaid Interest.
11.7.Notice of early redemption, substitution or variation
Any redemption, substitution or variation in accordance with Clauses 11.3 (Early redemption at the option of the Issuer) and 11.5 (Early redemption, substitution or variation upon the occurrence of a Capital Event or Tax Event) shall be made by the Issuer having given not less than fifteen (15) Business Days’ notice to the Noteholders and the Agent and in each case notice shall be given in accordance with Clause 23 (Notices). Any notice of redemption shall state the Redemption Date and the relevant Record Date. Such notice is irrevocable but may, subject to the Applicable Capital Regulations and approval by the Swedish FSA, at the Issuer’s discretion contain one or more conditions precedent that shall be fulfilled prior to the Record Date. Upon expiry of such notice and the fulfilment of the conditions precedent (if any), the Issuer shall redeem the Notes in full on the specified Redemption Date.
12.INFORMATION TO NOTEHOLDERS
12.1.Information from the Issuer
Subject to Clause 13.1, the Issuer shall make the following information available to the Noteholders and the Agent by way of publication on the website of the Issuer:
(a)as soon as the same become available, but in any event within five (5) months after the end of each financial year, audited consolidated financial statements of the Group for that financial year prepared in accordance with the Accounting Principles;
(b)as soon as the same become available, but in any event within two (2) months after the end of each interim half of its financial year, consolidated financial statements or the year-end report (bokslutskommunike) (as applicable) of the Group for such period prepared in accordance with the Accounting Principles; and

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(c)as soon as the same become available, but in any event within two (2) months after the end of each quarter of its financial year, a report on regulatory capital for the Consolidated Situation (if applicable).
12.2.Information; miscellaneous
12.2.1Subject to the restrictions of any agreement regarding the non-disclosure of information received from the Issuer, the Agent is entitled to disclose to the Noteholders any event or circumstance directly or indirectly relating to the Issuer or the Notes. Notwithstanding the foregoing, the Agent may if it considers it to be beneficial to the interests of the Noteholders delay disclosure or refrain from disclosing certain information.
12.2.2Subject to applicable regulations, the Agent shall promptly distribute to the Noteholders any information from such Noteholder which relates to the Notes (unless, in the opinion of the Agent, such request is vexatious or frivolous). The Agent may require that the requesting Noteholder reimburses any costs or expenses incurred, or to be incurred, by the Agent in doing so (including a reasonable fee for the work of the Agent) before any such information is distributed.
12.2.3The latest version of these Terms and Conditions (including any document amending these Terms and Conditions) shall be available on the websites of the Issuer and the Agent.
13.BANKRUPTCY OR LIQUIDATION
13.1.Prior to the Final Redemption Date, the Noteholders have no right to accelerate the Notes or otherwise request prepayment or redemption of the principal amount of the Notes. If, and, notwithstanding anything to the contrary in these Terms and Conditions, only if, the Issuer is declared bankrupt or put into liquidation, a Noteholder may prove or claim in such bankruptcy or liquidation for payment of the Nominal Amount of Notes held by such Noteholder, together with Interest accrued to (but excluding) the date of commencement of the relevant bankruptcy or liquidation proceedings.
13.2.If an event where the Issuer is declared bankrupt or put into liquidation as set out in Clause 13.1 occurs, the Agent is, following the instructions of the Noteholders, authorised to:
(a)by notice to the Issuer, declare all, but not some only, of the outstanding Notes due for payment together with any other amounts payable under the Finance Documents, immediately or at such later date as the Agent determines; and
(b)exercise any or all of its rights, remedies, powers and discretions under the Finance Documents.
13.3.The Issuer shall as soon as possible notify the Agent if an event where the Issuer is declared bankrupt or put into liquidation, and the Agent shall notify the Noteholders of such event as soon as possible when the Agent received actual knowledge of the event.
13.4.In the event of an acceleration of the Notes upon the Issuer being declared bankrupt or put into liquidation, the Issuer shall redeem all Notes at an amount equal to 100 per cent. of the Nominal Amount together with accrued and unpaid interest. However, no payment will be made to the Noteholders before all amounts due, but unpaid, to all other creditors of the Issuer ranking ahead of the Noteholders as described in Clause 3 (Status of the Notes) have

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been repaid by the Issuer, as ascertained by the judicial liquidator (likvidator) or bankruptcy administrator (konkursforvaltare).
13.5.In the event of bankruptcy, liquidation or resolution of the Issuer, no Noteholder shall be entitled to exercise any right of set-off, netting or counterclaim against monies owned by the Issuer in respect of the Notes held by such Noteholder.
14.DISTRIBUTION OF PROCEEDS
14.1.In the event of the liquidation or bankruptcy of the Issuer, all payments relating to the Notes and the Finance Documents shall be distributed in the following order of priority, in accordance with the instructions of the Agent:
(a)first, in or towards payment pro rata of:
(i)all unpaid fees, costs, expenses and indemnities payable by the Issuer to the Agent in accordance with the Agency Agreement (other than any indemnity given for liability against the Noteholders);
(ii)other costs and expenses relating to the protection or the Noteholders’ rights as may have been incurred by the Agent;
(iii)any costs incurred by the Agent for external experts that have not been reimbursed by the Issuer in accordance with Clause 18.2.6; and
(iv)any costs and expenses incurred by the Agent in relation to a Noteholders’ Meeting or a Written Procedure that have not been reimbursed by the Issuer in accordance with Clause 15.4.13;
(b)secondly, in or towards payment pro rata of accrued but unpaid Interest under the Notes (Interest due on an earlier Interest Payment Date to be paid before any Interest due on a later Interest Payment Date);
(c)thirdly, in or towards payment pro rata of any unpaid principal under the Notes; and
(d)fourthly, in or towards payment pro rata of any other costs or outstanding amounts unpaid under the Finance Documents.
Any excess funds after the application of proceeds in accordance with paragraphs (a) to (d) above shall be paid to the Issuer. The application of proceeds in accordance with paragraphs (a) to (d) above shall, however, not restrict a Noteholders’ Meeting or a Written Procedure from resolving that accrued Interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.
14.2.If a Noteholder or another party has paid fees, costs, expenses or indemnities referred to in Clause 14.1(a), such Noteholder or other party shall be entitled to reimbursement by way of a corresponding distribution in accordance with 14.1(a).
14.3.Funds that the Agent receives (directly or indirectly) following an application of Clause 14.1 in connection with the enforcement of the Notes constitute escrow funds (redovisningsmedel) and must be held on a separate bank account on behalf of the Noteholders and the other interested parties. The Agent shall arrange for payments of such funds in accordance with this Clause 14 (Distribution of proceeds) as soon as reasonably practicable.

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14.4.If the Issuer or the Agent shall make any payment under this Clause 14 (Distribution of proceeds), the Issuer or the Agent, as applicable, shall notify the Noteholders of any such payment at least fifteen (15) Business Days before the payment is made in accordance with Clause 23 (Notices). The notice from the Issuer shall specify the Record Date, the payment date and the amount to be paid. Notwithstanding the foregoing, for any Interest due but unpaid, the Record Date specified in Clause 9.1 shall apply.
15.DECISIONS BY NOTEHOLDERS
15.1.Request for a decision
15.1.1A request by the Agent for a decision by the Noteholders on a matter relating to the Finance Documents shall (at the option of the Agent) be dealt with at a Noteholders’ Meeting or by way of a Written Procedure.
15.1.2Any request from the Issuer or a Noteholder (or Noteholders) representing at least ten (10) per cent. of the Adjusted Total Nominal Amount (such request shall, if made by several Noteholders, be made by them jointly) for a decision by the Noteholders on a matter relating to the Finance Documents shall be directed to the Agent and dealt with at a Noteholders’ Meeting or by way a Written Procedure, as determined by the Agent. The person requesting the decision may suggest the form for decision making, but if it is in the Agent’s opinion more appropriate that a matter is dealt with at a Noteholders’ Meeting than by way of a Written Procedure, it shall be dealt with at a Noteholders’ Meeting.
15.1.3The Agent may refrain from convening a Noteholders’ Meeting or instigating a Written Procedure if:
(a)the suggested decision must be approved by any person in addition to the Noteholders and such person has informed the Agent that an approval will not be given; or
(b)the suggested decision is not in accordance with applicable regulations.
15.1.4The Agent shall not be responsible for the content of a notice for a Noteholders’ Meeting or a communication regarding a Written Procedure unless and to the extent it contains information provided by the Agent.
15.1.5Should the Agent not convene a Noteholders’ Meeting or instigate a Written Procedure in accordance with these Terms and Conditions, without Clause 15.1.3 being applicable, the Issuer or the Noteholder(s) requesting the decision by Noteholders may convene such Noteholders’ Meeting or instigate such Written Procedure, as the case may be, instead. The Issuer or the Issuing Agent shall then upon request provide the convening Noteholder with such information available in the Debt Register as may be necessary in order to convene and hold the Noteholders’ Meeting or instigate and carry out the Written Procedure, as the case may be. The Issuer or Noteholder(s), as applicable, shall supply to the Agent a copy of the dispatched notice or communication.
15.1.6Should the Issuer want to replace the Agent, it may (a) convene a Noteholders’ Meeting in accordance with Clause 15.2 (Convening of Noteholders’ Meeting) or (b) instigate a Written Procedure by sending communication in accordance with Clause 15.3 (Instigation of Written Procedure). After a request from the Noteholders pursuant to Clause 18.4.3, the Issuer shall no later than ten (10) Business Days after receipt of such request (or such later date as may be necessary for technical or administrative reasons) convene a Noteholders’

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Meeting in accordance with Clause 15.2. The Issuer shall inform the Agent before a notice for a Noteholders’ Meeting or communication relating to a Written Procedure where the Agent is proposed to be replaced is sent and supply to the Agent a copy of the dispatched notice or communication.
15.1.7Should the Issuer or any Noteholder(s) convene a Noteholders’ Meeting or instigate a Written Procedure pursuant to Clause 15.1.5 or 15.1.6, then the Agent shall no later than five (5) Business Days’ prior to dispatch of such notice or communication be provided with a draft thereof. The Agent may further append information from it together with the notice or communication, provided that the Agent supplies such information to the Issuer or the Noteholder(s), as the case may be, no later than one (1) Business Day prior to the dispatch of such notice or communication.
15.2.Convening of Noteholders’ Meeting
15.2.1The Agent shall convene a Noteholders’ Meeting by way of notice to the Noteholders as soon as practicable and in any event no later than five (5) Business Days after receipt of a valid request from the Issuer or the Noteholder(s) (or such later date as may be necessary for technical or administrative reasons).
15.2.2The notice pursuant to Clause 15.2.1 shall include:
(a)time for the meeting;
(b)place for the meeting;
(c)a specification of the Record Date on which a person must be registered as a Noteholder in order to be entitled to exercise voting rights;
(d)a form of power of attorney;
(e)the agenda for the meeting;
(f)any applicable conditions precedent and conditions subsequent;
(g)the reasons for, and contents of, each proposal;
(h)if the proposal concerns an amendment to any Finance Document, the details of such proposed amendment;
(i)if a notification by the Noteholders is required in order to attend the Noteholders’ Meeting, information regarding such requirement; and
(j)information on where additional information (if any) will be published.
15.2.3The Noteholders’ Meeting shall be held no earlier than ten (10) Business Days and no later than thirty (30) Business Days after the effective date of the notice.
15.2.4Without amending or varying these Terms and Conditions, the Agent may prescribe such further regulations regarding the convening and holding of a Noteholders’ Meeting as the Agent may deem appropriate. Such regulations may include a possibility for Noteholders to vote without attending the meeting in person.

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15.3.Instigation of Written Procedure
15.3.1The Agent shall instigate a Written Procedure by way of sending communication to the Noteholders as soon as practicable and in any event no later than five (5) Business Days after receipt of valid a request from the Issuer or the Noteholder(s) (or such later date as may be necessary for technical or administrative reasons).
15.3.2A communication pursuant to Clause 15.3.1 shall include:
(a)a specification of the Record Date on which a person must be registered as a Noteholder in order to be entitled to exercise voting rights;
(b)instructions and directions on where to receive a form for replying to the request (such form to include an option to vote yes or no for each request) as well as a form of power of attorney;
(c)the stipulated time period within which the Noteholder must reply to the request (such time period to last at least ten (10) Business Days and not longer than thirty (30) Business Days from the effective date of the communication pursuant to Clause 15.3.1);
(d)any applicable conditions precedent and conditions subsequent;
(e)the reasons for, and contents of, each proposal;
(f)if a proposal concerns an amendment to any Finance Document, the details of such proposed amendment;
(g)if the voting is to be made electronically, the instructions for such voting; and
(h)information on where additional information (if any) will be published.
15.3.3If so elected by the person requesting the Written Procedure and provided that it is also disclosed in the communication pursuant to Clause 15.3.1, when consents from Noteholders representing the requisite majority of the total Adjusted Total Nominal Amount pursuant to Clauses 15.4.2 and 15.4.3 have been received in a Written Procedure, the relevant decision shall be deemed to be adopted pursuant to Clause 15.4.2 or 15.4.3, as the case may be, even if the time period for replies in the Written Procedure has not yet expired.
15.3.4The Agent may, during the Written Procedure, provide information to the Issuer by way of updates whether or not quorum requirements have been met and about the eligible votes received by the Agent, including the portion consenting or not consenting to the proposal(s) or refraining from voting (as applicable).
15.4.Majority, quorum and other provisions
15.4.1Only a Noteholder, or a person who has been provided with a power of attorney or other authorisation pursuant to Clause 7 (Right to act on behalf of a Noteholder) from a Noteholder:
(a)on the Record Date specified in the notice pursuant to Clause 15.2.2, in respect of a Noteholders’ Meeting, or

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(b)on the Record Date specified in the communication pursuant to Clause 15.3.2, in respect of a Written Procedure, may exercise voting rights as a Noteholder at such Noteholders’ Meeting or in such Written Procedure, provided that the relevant Notes are included in the Adjusted Total Nominal Amount. Each whole Note entitles to one vote and any fraction of a Note voted for by a person shall be disregarded. Such Record Date specified pursuant to paragraph (a) or (b) above must fall no earlier than one (1) Business Day after the effective date of the communication.
15.4.2The following matters shall require the consent of Noteholders representing at least sixty- six and two thirds (66%) per cent. of the Adjusted Total Nominal Amount for which Noteholders are voting at a Noteholders’ Meeting or for which Noteholders reply in a Written Procedure in accordance with the instructions given pursuant Clause 15.3.2:
(a)a change to the terms of Clauses 2.1, 3.1, 13.1 or 14.1;
(b)a change to an Interest Rate (other than as a result of an application of Clause 17 (Replacement of Base Rate)) or the Nominal Amount;
(c)a mandatory exchange of the Notes for other securities;
(d)a change to the terms dealing with the requirements for Noteholders’ consent set out in this Clause 15.4 (Majority, quorum and other provisions); and
(e)an early redemption of the Notes, other than as permitted by these Terms and Conditions (which for the avoidance of doubt shall always be subject to Clause 11.1 (Permission from the Swedish FSA) above).
15.4.3Any matter not covered by Clause 15.4.2 shall require the consent of Noteholders representing more than 50 per cent. of the Adjusted Total Nominal Amount for which Noteholders are voting at a Noteholders’ Meeting or for which Noteholders reply in a Written Procedure in accordance with the instructions given pursuant to Clause 15.3.2. This includes, but is not limited to, any amendment to, or waiver of, the terms of any Finance Document that does not require a higher majority (other than an amendment permitted pursuant to Clause 16.1(a), 16.1(d) or 16.1(e)), or the appointment of a Noteholders’ Committee.
15.4.4Quorum at a Noteholders’ Meeting or in respect of a Written Procedure only exists if a Noteholder (or Noteholders) representing at least fifty (50) per cent. of the Adjusted Total Nominal Amount in case of a matter pursuant to Clause 15.4.2, and otherwise twenty (20) per cent. of the Adjusted Total Nominal Amount:
(a)if at a Noteholders’ Meeting, attend the meeting in person or by other means prescribed by the Agent pursuant to Clause 15.2.4 (or appear through duly authorised representatives); or
(b)if in respect of a Written Procedure, reply to the request.
15.4.5If a quorum exists for some but not all of the matters to be dealt with at a Noteholders’ Meeting or by a Written Procedure, decisions may be taken in the matters for which a quorum exists.

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15.4.6If a quorum does not exist at a Noteholders’ Meeting or in respect of a Written Procedure, the Agent or the Issuer shall convene a second Noteholders’ Meeting (in accordance with Clause 15.2.1) or initiate a second Written Procedure (in accordance with Clause 15.3.1), as the case may be, provided that the person(s) who initiated the procedure for Noteholders’ consent has confirmed that the relevant proposal is not withdrawn. For the purposes of a second Noteholders’ Meeting or second Written Procedure pursuant to this Clause 15.4.6, the date of request of the second Noteholders’ Meeting pursuant to Clause 15.2.1 or second Written Procedure pursuant to Clause 15.3.1, as the case may be, shall be deemed to be the relevant date when the quorum did not exist. The quorum requirement in Clause 15.4.4 shall not apply to such second Noteholders’ Meeting or Written Procedure.
15.4.7Any decision which extends or increases the obligations of the Issuer or the Agent, or limits, reduces or extinguishes the rights or benefits of the Issuer or the Agent, under the Finance Documents shall be subject to the Issuer’s or the Agent’s consent, as applicable.
15.4.8If any matter decided in accordance with this Clause 15 would require consent from the Swedish FSA, such consent to be sought by the Issuer.
15.4.9The Noteholders may not resolve to make amendments to these Terms and Conditions if the Issuer, after consultation with the Swedish FSA, considers that a change in the Terms and Conditions would be likely to result in the exclusion of the Notes from the Tier 2 Capital of the Consolidated Situation (a “Tier 2 Exclusion Event”). A resolution by the Noteholders to amend these Terms and Conditions is not valid if the Issuer, after consultation with the Swedish FSA, considers that such an amendment would be likely to result in a Tier 2 Exclusion Event.
15.4.10A Noteholder holding more than one Note need not use all its votes or cast all the votes to which it is entitled in the same way and may in its discretion use or cast some of its votes only.
15.4.11The Issuer may not, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of owner of Notes (irrespective of whether such person is a Noteholder) for or as inducement to vote under these Terms and Conditions, unless such consideration is offered to all Noteholders that vote in respect of the proposal at the relevant Noteholders’ Meeting or in a Written Procedure within the time period stipulated for the consideration to be payable (such time period to be no less than ten (10) Business Days).
15.4.12A matter decided at a duly convened and held Noteholders’ Meeting or by way of Written Procedure is binding on all Noteholders, irrespective of them being present or represented at the Noteholders’ Meeting or responding in the Written Procedure. The Noteholders that have not adopted or voted for a decision shall not be liable for any damages that this may cause the Issuer or the other Noteholders.
15.4.13All costs and expenses incurred by the Issuer or the Agent for the purpose of convening a Noteholders’ Meeting or for the purpose of carrying out a Written Procedure, including reasonable fees to the Agent, shall be paid by the Issuer.
15.4.14If a decision is to be taken by the Noteholders on a matter relating to the Finance Documents, the Issuer shall promptly at the request of the Agent provide the Agent with a certificate specifying the number of Notes owned by Group Companies or (to the knowledge of the Issuer) Affiliates as per the Record Date for voting, irrespective of whether such person is a Noteholder. The Agent shall not be responsible for the accuracy of such certificate or

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otherwise be responsible for determining whether a Note is owned by a Group Company or an Affiliate.
15.4.15Information about decisions taken at a Noteholders’ Meeting or by way of a Written Procedure shall promptly be published on the websites of the Issuer and the Agent, provided that a failure to do so shall not invalidate any decision made or voting result achieved. The minutes from the relevant Noteholders’ Meeting or Written Procedure shall at the request of a Noteholder be sent to it by the Issuer or the Agent, as applicable.
16.AMENDMENTS AND WAIVERS
16.1.The Issuer and the Agent (acting on behalf of the Noteholders) may, subject to the prior written permission of the Swedish FSA (to the extent required pursuant to Applicable Capital Regulations), agree to amend the Finance Documents or waive any provision in a Finance Document, provided that such amendment or waiver:
(a)is not detrimental to the interest of the Noteholders as a group;
(b)is made solely for the purpose of rectifying obvious errors and mistakes;
(c)is required by the Swedish FSA for the Notes to satisfy the requirements for Tier 2 Capital under the Applicable Capital Regulations as applied by the Swedish FSA from time to time;
(d)is required by any applicable regulation, a court ruling or a decision by a relevant authority, including but not limited to, to facilitate any measure by the relevant regulator pursuant to the Swedish Resolution Act (lagen (2015:1016) om resolution);
(e)is made pursuant to Clause 17 (Replacement of Base Rate);
(f)is made in connection with the consummation of a Merger;
(g)is necessary for the purpose of having the Notes admitted to trading on the corporate bond list of Nasdaq Stockholm (or any other Regulated Market, as applicable) provided that such amendment or waiver does not materially adversely affect the rights of the Noteholders; or
(h)has been duly approved by the Noteholders in accordance with Clause 15 (Decisions by Noteholders).
16.2.The Issuer may substitute or vary the terms of all (but not some only) of the outstanding Notes without any requirement for the consent or approval of the Noteholders, so that they become or remain, as applicable, Qualifying Securities, provided that such substitution or variation does not itself give rise to any right of the Issuer to redeem, substitute or vary the terms of the Notes in accordance with Clause 11.5 (Early redemption, substitution or variation upon the occurrence of a Capital Event or Tax Event) in relation to the Qualifying Securities so substituted or varied.
16.3.The Agent shall promptly notify the Noteholders of any amendments or waivers made in accordance with Clause 16.1, setting out the date form which the amendment or waiver will be effective. Any amendments to the Finance Documents shall be made available in the manner stipulated in Clause 12.2.3. The Issuer shall ensure that any amendments to the

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Finance Documents are duly registered with the CSD and each other relevant organisation or authority.
16.4.An amendment to the Finance Documents shall take effect on the date determined by the Noteholders Meeting, in the Written Procedure or by the Agent, as the case may be.
17.REPLACEMENT OF BASE RATE
17.1.General
17.1.1Any determination or election to be made by an Independent Adviser, the Issuer or the Noteholders in accordance with the provisions of this Clause 17 shall at all times be made by such Independent Adviser, the Issuer or the Noteholders (as applicable) acting in good faith, in a commercially reasonable manner and by reference to relevant market data.
17.1.2If a Base Rate Event has occurred, this Clause 17 shall take precedence over the fallbacks set out in paragraph (b) to (d) (inclusive) of the definition of STIBOR.
17.2.Definitions
In this Clause 17:
“Adjustment Spread” means a spread (which may be positive, negative or zero) or a formula or methodology for calculating a spread, or a combination thereof to be applied to a Successor Base Rate and that is:
(a)formally recommended by any Relevant Nominating Body in relation to the replacement of the Base Rate; or
(b)if paragraph (a) above is not applicable, the adjustment spread that the Independent Adviser determines is reasonable to use in order to eliminate, to the extent possible, any transfer of economic value from one party to another as a result of a replacement of the Base Rate and is customarily applied in comparable debt capital market transactions.
“Base Rate Amendments” has the meaning set forth in Clause 17.3.4.
“Base Rate Event” means one or several of the following circumstances:
(a)the Base Rate (for the relevant Interest Period) has ceased to exist or ceased to be published for at least five (5) consecutive Business Days as a result of the Base Rate (for the relevant Interest Period) ceasing to be calculated or administered;
(b)a public statement or publication of information by (i) the supervisor of the Base Rate Administrator or (ii) the Base Rate Administrator that the Base Rate Administrator ceases to provide the applicable Base Rate (for the relevant Interest Period) permanently or indefinitely and, at the time of the statement or publication, no successor administrator has been appointed or is expected to be appointed to continue to provide the Base Rate;
(c)a public statement or publication of information in each case by the supervisor of the Base Rate Administrator that the Base Rate (for the relevant Interest Period) is no longer representative of the underlying market which the Base Rate is intended

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to represent and the representativeness of the Base Rate will not be restored in the opinion of the supervisor of the Base Rate Administrator;
(d)a public statement or publication of information in each case by the supervisor of the Base Rate Administrator with the consequence that it is unlawful for the Issuer or the Issuing Agent to calculate any payments due to be made to any Noteholder using the applicable Base Rate (for the relevant Interest Period) or it has otherwise become prohibited to use the applicable Base Rate (for the relevant Interest Period), either generally or in respect of the Notes;
(e)a public statement or publication of information in each case by the bankruptcy trustee of the Base Rate Administrator or by the trustee under the bank recovery and resolution framework (krishanteringsregelverket) containing the information referred to in paragraph (b) above; or
(f)a Base Rate Event Announcement has been made and the announced Base Rate Event as set out in paragraphs (b) to (e) above will occur within six (6) months.
“Base Rate Event Announcement” means a public statement or published information as set out in paragraph (b) to (e) of the definition of Base Rate Event that any event or circumstance specified therein will occur.
“Independent Adviser” means an independent financial institution or adviser of repute in the debt capital markets, where the Base Rate is commonly used, appointed by the Issuer in accordance with this Clause 17.
“Relevant Nominating Body” means, subject to applicable law, firstly any relevant supervisory authority, secondly any applicable central bank, or any working group or committee of any of them, or thirdly the Financial Stability Council (Finansiella stabilitetsradet) or any part thereof.
“Successor Base Rate” means:
(a)a screen or benchmark rate, including the methodology for calculating term structure and calculation methods in respect of debt instruments with similar interest rate terms as the Notes, which is formally recommended as a successor to or replacement of the Base Rate by a Relevant Nominating Body; or
(b)if there is no such rate as described in paragraph (a), such other rate as the Independent Adviser determines is most comparable to the Base Rate.
For the avoidance of doubt, in the event that a Successor Base Rate ceases to exist, this definition shall apply mutatis mutandis to such new Successor Base Rate.
17.3.Determination of Base Rate, Adjustment Spread and Base Rate Amendments
17.3.1Without prejudice to Clause 17.3.2, upon a Base Rate Event Announcement, the Issuer may, if it is possible to determine a Successor Base Rate at such point of time, at any time before the occurrence of the relevant Base Rate Event at the Issuer’s expense appoint an Independent Adviser to initiate the procedure to determine a Successor Base Rate, the Adjustment Spread and any Base Rate Amendments for purposes of determining, calculating and finally deciding the applicable Base Rate. For the avoidance of doubt, the Issuer will not be obliged to take any such actions until obliged to do so pursuant to Clause 17.3.2.

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17.3.2If a Base Rate Event has occurred, the Issuer shall use all commercially reasonable endeavours to, as soon as reasonably practicable and at the Issuer’s expense, appoint an Independent Adviser to initiate the procedure to determine, as soon as commercially reasonable, a Successor Base Rate, the Adjustment Spread and any Base Rate Amendments for purposes of determining, calculating and finally deciding the applicable Base Rate.
17.3.3If the Issuer fails to appoint an Independent Adviser in accordance with Clause 17.3.2, the Agent shall, if so decided at a Noteholders’ Meeting or by way of Written Procedure, on behalf of the Noteholders be entitled to appoint an Independent Adviser (at the Issuer’s expense) for the purposes set forth in Clause 17.3.2.
17.3.4The Independent Adviser shall also initiate the procedure to determine any technical, administrative or operational changes required to ensure the proper operation of a Successor Base Rate or to reflect the adoption of such Successor Base Rate in a manner substantially consistent with market practice (“Base Rate Amendments”).
17.3.5Provided that a Successor Base Rate, the applicable Adjustment Spread and any Base Rate Amendments have been finally decided no later than prior to the relevant Quotation Day in relation to the next succeeding Interest Period, they shall become effective with effect from and including the commencement of the next succeeding Interest Period, always subject to any technical limitations of the CSD and any calculations methods applicable to such Successor Base Rate.
17.4.Interim measures
17.4.1If a Base Rate Event set out in any of the paragraphs (a) to (e) of the Base Rate Event definition has occurred but no Successor Base Rate and Adjustment Spread have been finally decided prior to the relevant Quotation Day in relation to the next succeeding Interest Period or if such Successor Base Rate and Adjustment Spread have been finally decided but due to technical limitations of the CSD, cannot be applied in relation to the relevant Quotation Day, the Interest Rate applicable to the next succeeding Interest Period shall be:
(a)if the previous Base Rate is available, determined pursuant to the terms that would apply to the determination of the Base Rate as if no Base Rate Event had occurred; or
(b)if the previous Base Rate is no longer available or cannot be used in accordance with applicable law or regulation, equal to the Interest Rate determined for the immediately preceding Interest Period.
17.4.2For the avoidance of doubt, Clause 17.4.1 shall apply only to the relevant next succeeding Interest Period and any subsequent Interest Periods are subject to the subsequent operation of, and to adjustments as provided in, this Clause 17. This will however not limit the application of Clause 17.4.1 for any subsequent Interest Periods, should all relevant actions provided in this Clause 17 have been taken, but without success.
17.5.Notices etc.
Prior to the Successor Base Rate, the applicable Adjustment Spread and any Base Rate Amendments become effective, the Issuer shall promptly following the final decision by the Independent Adviser of any Successor Base Rate, any Adjustment Spread and any Base Rate Amendments, give notice thereof to the Agent, the Issuing Agent and the Noteholders in accordance with Clause 23 (Notices) and the CSD. The notice shall also include

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information about the effective date of the amendments. If the Notes are admitted to trading on a stock exchange, the Issuer shall also give notice of the amendments to the relevant stock exchange.
17.6.Variation upon replacement of Base Rate
17.6.1No later than giving the Agent notice pursuant to Clause 17.5, the Issuer shall deliver to the Agent a certificate signed by the Independent Adviser and the CEO, CFO or any other duly authorised signatory of the Issuer (subject to Clause 17.3.3) confirming the relevant Successor Base Rate, the Adjustment Spread and any Base Rate Amendments, in each case as determined and decided in accordance with the provisions of this Clause 17. The Successor Base Rate, the Adjustment Spread and any Base Rate Amendments (as applicable) specified in such certificate will, in the absence of manifest error or bad faith in any decision, be binding on the Issuer, the Agent, the Issuing Agent and the Noteholders.
17.6.2Subject to receipt by the Agent of the certificate referred to in Clause 17.6.1, the Issuer and the Agent shall, at the request and expense of the Issuer, without the requirement for any consent or approval of the Noteholders, without undue delay effect such amendments to the Finance Documents as may be required by the Issuer in order to give effect to this Clause 17.
17.6.3The Agent and the Issuing Agent shall always be entitled to consult with external experts prior to amendments are effected pursuant to this Clause 17. Neither the Agent nor the Issuing Agent shall be obliged to concur if in the reasonable opinion of the Agent or the Issuing Agent (as applicable), doing so would impose more onerous obligations upon it or expose it to any additional duties, responsibilities or liabilities or reduce or amend the protective provisions afforded to the Agent or the Issuing Agent in the Finance Documents.
17.7.Limitation of liability for the Independent Adviser
Any Independent Adviser appointed pursuant to Clause 17.3 shall not be liable whatsoever for damage or loss caused by any determination, action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Independent Adviser shall never be responsible for indirect or consequential loss.
18.THE AGENT
18.1.Appointment of the Agent
18.1.1By subscribing for Notes, each initial Noteholder appoints the Agent to act as its agent in all matters relating to the Notes and the Finance Documents, and authorises the Agent to act on its behalf (without first having to obtain its consent, unless such consent is specifically required by these Terms and Conditions) in any legal or arbitration proceedings relating to the Notes held by such Noteholder, including the winding-up, dissolution, liquidation or bankruptcy (or its equivalent in any other jurisdiction) of the Issuer. By acquiring Notes, each subsequent Noteholder confirms such appointment and authorisation for the Agent to act on its behalf.
18.1.2Each Noteholder shall immediately upon request provide the Agent with any such documents, including a written power of attorney (in form and substance satisfactory to the Agent), that the Agent deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Agent is under no obligation to represent a Noteholder which does not comply with such request.

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18.1.3The Issuer shall promptly upon request provide the Agent with any documents and other assistance (in form and substance satisfactory to the Agent), that the Agent deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents.
18.1.4The Agent is entitled to fees for all its work in such capacity and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents and the Agency Agreement and the Agent’s obligations as Agent under the Finance Documents are conditioned upon the due payment of such fees and indemnifications.
18.1.5The Agent may act as agent or trustee for several issues of securities or other loans issued by or relating to the Issuer and other Group Companies notwithstanding potential conflicts of interest.
18.2.Duties of the Agent
18.2.1The Agent shall represent the Noteholders in accordance with the Finance Documents. However, and subject to Clause 18.2.10, the Agent is not responsible for the Issuer’s execution or the enforceability of the Finance Documents.
18.2.2When acting in accordance with the Finance Documents, the Agent is always acting with binding effect on behalf of the Noteholders. The Agent is never acting as an advisor to the Noteholders or the Issuer. Any advice or opinion from the Agent does not bind the Noteholders or the Issuer.
18.2.3When acting pursuant to the Finance Documents, the Agent shall carry out its duties with reasonable care and skill in a proficient and professional manner.
18.2.4The Agent shall treat all Noteholders equally and, when acting pursuant to the Finance Documents, act with regard only to the interests of the Noteholders as a group and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.
18.2.5The Agent is always entitled to delegate its duties to other professional parties and to engage external experts when carrying out its duties as agent, without having to first obtain any consent from the Noteholders or the Issuer. The Agent shall, however, remain liable for any actions of such parties if such parties are performing duties of the Agent under the Finance Documents.
18.2.6The Issuer shall on demand by the Agent pay all costs for external experts engaged by it:
(a)upon the occurrence of bankruptcy or liquidation of the Issuer in accordance with Clause 13.1;
(b)for the purpose of investigating or considering:
(i)an event or circumstance which the Agent reasonably believes is or may lead to a breach of the Terms and Conditions; or
(ii)a matter relating to the Issuer which the Agent reasonably believes may be detrimental to the interests of the Noteholders under the Finance Documents;
(c)in connection with any Noteholders’ Meeting or Written Procedure; or

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(d)in connection with any amendment (whether contemplated by the Finance Documents or not) or waiver under the Finance Documents.
18.2.7Any compensation for damages or other recoveries received by the Agent from external experts engaged by it for the purpose of carrying out its duties under the Finance Documents shall be distributed in accordance with Clause 14 (Distribution of proceeds).
18.2.8The Agent shall, as applicable, enter into agreements with the CSD, and comply with such agreement and the CSD Regulations applicable to the Agent, as may be necessary in order for the Agent to carry out its duties under the Finance Documents.
18.2.9Other than as specifically set out in the Finance Documents, the Agent shall not be obliged to monitor (i) whether any event set out in Clause 13.1 has occurred, (ii) the performance, default or any breach by the Issuer or any other party of its obligations under the Finance Documents, or (iii) whether any other event specified in any Finance Document has occurred or is expected to occur, and should the Agent not receive such information, the Agent is entitled to assume that no such event or circumstance exists or can be expected to occur, provided that the Agent does not have actual knowledge of such event or circumstance.
18.2.10The Agent shall ensure that it receives evidence satisfactory to it that the Terms and Conditions which are required to be delivered to the Agent are duly authorised and executed (as applicable). The Issuer shall promptly upon request provide the Agent with such documents and evidence as the Agent reasonably considers necessary for the purpose of being able to comply with this Clause 18.2.10. Other than as set out above, the Agent shall neither be liable to the Issuer or the Noteholders for damage due to any documents and information delivered to the Agent not being accurate, correct and complete, unless it has actual knowledge to the contrary, nor be liable for the content, validity, perfection or enforceability of such documents.
18.2.11Notwithstanding any other provision of the Finance Documents to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any regulation.
18.2.12If in the Agent’s reasonable opinion the cost, loss or liability which it may incur (including reasonable fees to the Agent) in complying with instructions of the Noteholders, or taking any action at its own initiative, will not be covered by the Issuer, the Agent may refrain from acting in accordance with such instructions, or taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.
18.2.13The Agent shall give a notice to the Noteholders:
(a)before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Agent under the Finance Documents or the Agency Agreement; or
(b)if it refrains from acting for any reason described in Clause 18.2.12.
18.3.Liability for the Agent
18.3.1The Agent will not be liable to the Noteholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly

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caused by its negligence or wilful misconduct. The Agent shall never be responsible for indirect loss.
18.3.2The Agent shall not be considered to have acted negligently if it has acted in accordance with advice from or opinions of reputable external experts provided to the Agent or if the Agent has acted with reasonable care in a situation when the Agent considers that it is detrimental to the interests of the Noteholders to delay the action in order to first obtain instructions from the Noteholders.
18.3.3The Agent shall not be liable for any delay (or any related consequences) in crediting an account with an amount required pursuant to the Finance Documents to be paid by the Agent to the Noteholders, provided that the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
18.3.4The Agent shall have no liability to the Noteholders for damage caused by the Agent acting in accordance with instructions of the Noteholders given in accordance with Clause 15 (Decisions by Noteholders).
18.3.5Any liability towards the Issuer which is incurred by the Agent in acting under, or in relation to, the Finance Documents shall not be subject to set-off against the obligations of the Issuer to the Noteholders under the Finance Documents.
18.4.Replacement of the Agent
18.4.1Subject to Clause 18.4.6, the Agent may resign by giving notice to the Issuer and the Noteholders, in which case the Noteholders shall appoint a successor Agent at a Noteholders’ Meeting convened by the retiring Agent or by way of Written Procedure initiated by the retiring Agent.
18.4.2Subject to Clause 18.4.6, if the Agent is insolvent or becomes subject to bankruptcy proceedings, the Agent shall be deemed to resign as Agent and the Issuer shall within ten (10) Business Days appoint a successor Agent which shall be an independent financial institution or other reputable company which regularly acts as agent under debt issuances.
18.4.3A Noteholder (or Noteholders) representing at least ten (10) per cent. of the Adjusted Total Nominal Amount may, by notice to the Issuer (such notice shall, if given by several Noteholders, be given by them jointly), require that a Noteholders’ Meeting is held for the purpose of dismissing the Agent and appointing a new Agent. The Issuer may, at a Noteholders’ Meeting convened by it or by way of Written Procedure initiated by it, propose to the Noteholders that the Agent be dismissed and a new Agent appointed.
18.4.4If the Noteholders have not appointed a successor Agent within ninety (90) days after:
(a)the earlier of the notice of resignation was given or the resignation otherwise took place; or
(b)the Agent was dismissed through a decision by the Noteholders, the Issuer shall appoint a successor Agent which shall be an independent financial institution or other reputable company which regularly acts as agent under debt issuances.

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18.4.5The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
18.4.6The Agent’s resignation or dismissal shall only take effect upon the appointment of a successor Agent and acceptance by such successor Agent of such appointment and the execution of all necessary documentation to effectively substitute the retiring Agent.
18.4.7Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of the Finance Documents and remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Agent. Its successor, the Issuer and each of the Noteholders shall have the same rights and obligations amongst themselves under the Finance Documents as they would have had if such successor had been the original Agent.
18.4.8In the event that there is a change of the Agent in accordance with this Clause 18.4, the Issuer shall execute such documents and take such actions as the new Agent may reasonably require for the purpose of vesting in such new Agent the rights, powers and obligation of the Agent and releasing the retiring Agent from its further obligations under the Finance Documents and the Agency Agreement. Unless the Issuer and the new Agent agree otherwise, the new Agent shall be entitled to the same fees and the same indemnities as the retiring Agent.
19.THE ISSUING AGENT
19.1.The Issuer shall when necessary appoint an Issuing Agent to manage certain specified tasks under these Terms and Conditions and in accordance with the legislation, rules and regulations applicable to and/or issued by the CSD and relating to the Notes. The Issuing Agent shall be a commercial bank or securities institution approved by the CSD.
19.2.The Issuer shall ensure that the Issuing Agent enters into agreements with the CSD, and comply with such agreement and the CSD Regulations applicable to the Issuing Agent, as may be necessary in order for the Issuing Agent to carry out its duties relating to the Notes.
19.3.The Issuing Agent will not be liable to the Noteholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Issuing Agent shall never be responsible for indirect or consequential loss.
20.THE CSD
20.1.The Issuer has appointed the CSD to manage certain tasks under these Terms and Conditions and in accordance with the CSD Regulations and the other regulations applicable to the Notes.
20.2.The CSD may be dismissed by the Issuer, provided that the Issuer has effectively appointed a replacement CSD that accedes as CSD at the same time as the old CSD is dismissed and provided also that the replacement does not have a negative effect on any Noteholder or any admission to trading of the Notes. The replacing CSD must be authorised to professionally conduct clearing operations pursuant to the Central Securities Depository Regulation (Regulation EU) No. 909/2014 and be authorised as a central securities depository in accordance with the Financial Instruments Accounts Act.

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21.NO DIRECT ACTIONS BY NOTEHOLDERS
21.1.A Noteholder may not take any steps whatsoever against the Issuer to enforce or recover any amount due or owing to it pursuant to the Finance Documents, or to initiate, support or procure the winding-up, dissolution, liquidation or bankruptcy (or its equivalent in any other jurisdiction) of the Issuer in relation to any of the obligations and liabilities of the Issuer under the Finance Documents. Such steps may only be taken by the Agent.
21.2.Clause 21.1 shall not apply if the Agent has been instructed by the Noteholders in accordance with the Finance Documents to take certain actions but fails for any reason to take, or is unable to take (for any reason other than a failure by a Noteholder to provide documents in accordance with Clause 18.1.2), such actions within a reasonable period of time and such failure or inability is continuing. However, if the failure to take certain actions is caused by the non-payment of any fee or indemnity due to the Agent under the Finance Documents or the Agency Agreement or by any reason described in Clause 18.2.12, such failure must continue for at least forty (40) Business Days after notice pursuant to Clause 18.2.13 before a Noteholder may take any action referred to in Clause 21.1.
21.3.The provisions of Clause 21.1 shall not in any way limit an individual Noteholder’s right to claim and enforce payments which are due by the Issuer to some but not all Noteholders.
21.4.The provisions of this Clause 21 (No direct actions by the Noteholders) are subject to the over-riding limitations set out in Clauses 3.2 and 3.3.
22.TIME-BAR
22.1.The right to receive repayment of the principal of the Notes shall be time-barred and become void ten (10) years from the Redemption Date. The right to receive payment of interest (excluding any capitalised interest) shall be time-barred and become void three (3) years from the relevant due date for payment. The Issuer is entitled to any funds set aside for payments in respect of which the Noteholders’ right to receive payment has been time-barred and has become void.
22.2.If a limitation period is duly interrupted in accordance with the Swedish Act on Limitations (preskriptionslag (1981:130)), a new limitation period of ten (10) years with respect to the right to receive repayment of the principal of the Notes, and of three (3) years with respect to receive payment of interest (excluding capitalised interest) will commence, in both cases calculated from the date of interruption of the limitation period, as such date is determined pursuant to the provisions of the Swedish Act on Limitations.
23.NOTICES
23.1.Any notice or other communication to be made under or in connection with the Finance Documents:
(a)if to the Agent, shall be given at the address registered with the Swedish Companies Registration Office (Bolagsverket) on the Business Day prior to dispatch, or, if sent by email by the Issuer, to the email address notified by the Agent to the Issuer from time to time;
(b)if to the Issuer, shall be given at the address registered with the Swedish Companies Registration Office on the Business Day prior to dispatch, or, if sent by email by the

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Agent, to the email address notified by the Issuer to the Agent from time to time; and
(c)if to the Noteholders, shall be given at their addresses registered with the CSD on a date selected by the sending person which falls no more than five (5) Business Days prior to the date on which the notice or communication is sent, and by either courier delivery (if practically possible) or letter for all Noteholders. A notice to the Noteholders shall also be published on the website of the Issuer and the Agent.
23.2.Any notice or other communication made by one person to another under or in connection with the Finance Documents shall be sent by way of courier, personal delivery or letter, or, if between the Issuer and the Agent, by email, and will only be effective:
(a)in case of courier or personal delivery, when it has been left at the address specified in Clause 23.1;
(b)in case of letter, three (3) Business Days after being deposited postage prepaid in an envelope addressed to the address specified in Clause 23.1; or
(c)in case of email, when received in readable form by the email recipient.
23.3.Any notice which shall be provided to the Noteholders in physical form pursuant to these Terms and Conditions may, at the discretion of the Agent, be limited to:
(a)a cover letter, which shall include:
(i)all information needed in order for Noteholders to exercise their rights under the Finance Documents;
(ii)details of where Noteholders can retrieve additional information;
(iii)contact details to the Agent; and
(iv)an instruction to contact the Agent should any Noteholder wish to receive the additional information by regular mail; and
(b)copies of any document needed in order for Noteholder to exercise their rights under the Finance Documents.
23.4.Any notice or other communication pursuant to the Finance Documents shall be in English.
23.5.Failure to send a notice or other communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders.
24.FORCE MAJEURE
24.1.Neither the Agent nor the Issuing Agent shall be held responsible for any damage arising out of any legal enactment, or any measure taken by a public authority, or war, strike, lockout, boycott, blockade, natural disaster, insurrection, civil commotion, terrorism or any other similar circumstance (a “Force Majeure Event”). The reservation in respect of strikes, lockouts, boycotts and blockades applies even if the Agent or the Issuing Agent itself takes such measures, or is subject to such measures.

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24.2.Should a Force Majeure Event arise which prevents the Agent or the Issuing Agent from taking any action required to comply with these Terms and Conditions, such action may be postponed until the obstacle has been removed.
24.3.The provisions in this Clause 24 apply unless they are inconsistent with the provisions of the Financial Instruments Accounts Act which provisions shall take precedence.
25.GOVERNING LAW AND JURISDICTION
25.1.These Terms and Conditions, and any non-contractual obligations arising out of or in connection therewith, shall be governed by and construed in accordance with the laws of Sweden.
25.2.The Issuer submits to the non-exclusive jurisdiction of the District Court of Stockholm (Stockholms tingsratt).

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We hereby certify that the above terms and conditions are binding upon ourselves.
Date: ____ May 2023

KLARNA HOLDING AB as Issuer

Name:	Name:
We hereby undertake to act in accordance with the above terms and conditions to the extent they refer to us.
Date: ____ May 2023

INTERTRUST (SWEDEN) AB as Agent

Name:	Name: